Exhibit 10.2

CSS Industries, Inc.

1845 Walnut Street

Suite 800

Philadelphia, PA 19103-4755

(215) 569-9900

FAX (215) 569-9979

Executive Office

March 19, 2013

Personal and Confidential

Mr. Vincent A. Paccapaniccia

1721 Meetinghouse Lane

Yardley, PA 19067

Dear Vince:

The purpose of this letter agreement is to amend certain provisions of your offer letter, dated March 25, 2010 (the “Offer Letter”). As we discussed, we have agreed as follows:

1.	Effective immediately, Section 1 of the Offer Letter shall be amended in its entirety to read as follows:

1. Contract Term – The term of your employment will be five (5) years, commencing March 31, 2010 and ending March 31, 2015, unless terminated earlier by you or by CSS at any time as provided herein. Thereafter, your employment status with CSS will continue to be that of an employee at-will, subject to termination by either you or CSS at any time.

2. Effective immediately, the following paragraph shall be added as a new second paragraph to Section 4 of the Offer Letter:

In the event that CSS terminates your employment without cause at any time on or after March 31, 2013 but prior to March 31, 2015, and subject to your compliance with the terms and conditions of this letter agreement, CSS will pay you an amount equal to one year of your then-current annual base salary (less applicable tax withholdings and payroll deductions).

In all other respects, the Offer Letter shall remain in full force and effect according to its terms and conditions.

Mr. Vincent A. Paccapaniccia

March 19, 2013

Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning the executed counterpart to me.

Sincerely yours,

/s/ Christopher J. Munyan
Christopher J. Munyan
President and Chief Executive Officer
CSS Industries, Inc.

The aforementioned is confirmed as of this 19th day of March, 2013:

/s/ Vincent A. Paccapaniccia
Vincent A. Paccapaniccia

cc:	William G. Kiesling